August 15, 2001


Grover C. Coors Trust
Mail Stop VR900
Adolph Coors Company
P.O. Box 4030
Golden, CO 80401-0030
Attention: Linda Tafoya

Gentlemen:

     The Grover C. Coors Trust ("Trust") and Graphic Packaging International Corporation ("GPI") are parties to a Preferred Stock Purchase Agreement dated as of August 15, 2000 (the "Purchase Agreement") pursuant to which the Trust acquired shares of 10% Series B Convertible Preferred Stock of GPI governed by Articles of Amendment to GPI's Articles of Incorporation (the "Articles of Amendment"). GPI is also a party to a Revolving Credit And Term Loan Agreement with Banc Of America Securities LLC, and Bank Of America, N.A., Administrative Agent, dated August 2, 1999, as amended (the "Senior Credit Agreement").

     The Articles of Amendment provide for the payment of dividends on "Dividend Payment Dates" that are defined to be the last day of each March, June, September and December and Record Dates on the 15th of March, June, September and December. The Trust has requested that GPI change the dates for payment of dividends to each March 15, June 15, September 15 and December 15. Sections 5.8(a) and (b) of the Purchase Agreement require GPI to provide certain financial information and compliance certificates to the Trust.

     GPI has requested that such financial information and compliance certificates be delivered only if an Event of Default (as defined in the Senior Credit Agreement) has occurred.

     In consideration of our mutual promises, we hereby agree as follows:

     1. GPI will pay dividends to the Trust on the 10% Series B Convertible Preferred Stock on each March 15,
June 15, September 15 and December 15, beginning September 15, 2001 (with dividend payments calculated based on such payment date) and the Record Date for the dividends declared and payable on any Dividend Payment Date shall mean the 10th of March, June, September or December as and if designated by the Board of Directors; provided, however, that GPI shall resume payments in accordance with the terms of the Articles of Amendment on the first payment date that is at least 10 days after GPI notifies the Trust in writing that GPI intends to so resume payments. The Trust hereby waives any rights arising out of the failure to pay dividends in accordance with the Articles of Amendment

     2. GPI will provide the financial information and compliance certificates described in Sections 5.8(a) and (b) of the Purchase Agreement only if an Event of Default under the Credit Agreement has occurred, provided, however, that the Trust will have access to these records upon request.


                 Graphic Packaging International Corporation


                 By   ______________________________________
                      Name:   Jill B.W. Sisson
                      Title:  General Counsel and Secretary


  Accepted and Agreed to as of the date first written above:

Grover C. Coors Trust


By    ________________________________________
      Name:   William K. Coors
      Title:  Trustee


By    ________________________________________
      Name:   Joseph Coors, Sr.
      Title:  Trustee


By    ________________________________________
      Name:   Joseph Coors, Jr.
      Title:  Trustee


By    ________________________________________
      Name:   Jeffrey H. Coors
      Title:  Trustee


By    _________________________________________
      Name:   Peter H. Coors
      Title:  Trustee


By    _________________________________________
      Name:   John K. Coors
      Title:  Trustee